Exhibit 10.17

CBS Corporation Senior Executive Retention Plan

Approved and Adopted March 16, 2018

Section I. Establishment and Purpose. The CBS Corporation Senior Executive Retention Plan (the “Plan”) is hereby established as of March 16, 2018, the date it was approved and adopted by the Compensation Committee of the Board of Directors of CBS Corporation (“CBS”). The purpose of the Plan is to provide additional separation benefits to a select group of CBS senior corporate executives whose employment is involuntarily terminated in connection with a merger or other combination of CBS and Viacom Inc. (a “CBS-Viacom Transaction”) or is otherwise involuntarily terminated during the Term. The Plan is intended to either fall within the definition of an “employee welfare benefit plan” under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or be an unfunded pension plan maintained by CBS for a select group of management or highly compensated employees within the meaning of 29 CFR 2520.104-23 and Sections 201, 301 and 401 of ERISA. This document functions as both the formal plan document and, to the extent required by ERISA, the Summary Plan Description for the Plan.

Section 2. Eligibility. Certain senior executives who are identified by CBS as “executive officers” for purposes of Section 16 of the Securities Exchange Act of 1934, each of whom is identified on Exhibit A (each, a “Participant” and collectively, the “Participants”), are eligible for the compensation and benefits under the Plan at the level specified on Exhibit A.

Section 3. Qualifying Termination. For purposes of the Plan, a “Qualifying Termination” of a Participant shall mean the termination by CBS, its subsidiaries, or its successor (the “Company”) of the Participant’s employment relationship with the Company, other than any discharge or other separation of employment for “Cause” (as such term is defined in the Participant’s employment agreement). Qualifying Termination shall also include (i) the Participant’s resignation for Good Reason (as such term is defined in the Participant’s employment agreement), if and to the extent the Participant has that contractual right in his or her employment agreement; and (ii) the Participant’s termination following a non-renewal of the Participant’s employment agreement under circumstances that would entitle the Participant to the payment of severance benefits.

Section 4. Term. The Plan will take effect upon the execution by the Company of a definitive agreement relating to a CBS-Viacom Transaction (the “Effective Date”), and shall continue in effect until the second anniversary of the consummation of the CBS-Viacom Transaction (the “Term”); provided, however, that the Term shall earlier expire on the date on which any such definitive agreement is terminated or the Company publicly states that the CBS-Viacom Transaction is abandoned. For avoidance of doubt, no Participant shall have any rights hereunder in connection with a Qualifying Termination that occurs before the Effective Date but after the date that the Company publicly announces that it is no longer pursuing the CBS-Viacom Transaction.

Section 5. Payments. In the event of a Qualifying Termination of a Participant during the Term or otherwise in connection with a CBS-Viacom Transaction prior to the Effective Date, the Participant shall be entitled to receive the following amounts:

(a)

a target bonus for the fiscal year in which the Participant’s Qualifying Termination occurs, prorated to reflect the period beginning with the first day of such fiscal year through the date of the Qualifying Termination; and

(b)	an amount equal to two (2) or three (3) times (as specified on Exhibit A) the sum of (i) the Participant’s annual base salary in effect on the date of the Participant’s Qualifying Termination plus (ii) the higher of (x) the Participant’s annual target bonus amount under the CBS Short-Term Incentive Program (or similar short-term incentive arrangement) (“STIP”) in effect on the date of the Participant’s Qualifying Termination or (y) the average of the Participant’s actual STIP bonuses for the three fiscal years completed prior to the Effective Date.

Section 6. Benefits. In the event of a Qualifying Termination of a Participant during the Term or otherwise in connection with a CBS-Viacom Transaction prior to the Effective Date, the Participant shall be entitled to receive the following benefits:

(a)

for a two (2) or three (3) year period (as specified on Exhibit A), beginning on the date of the Participant’s Qualifying Termination, coverage and participation under the Company’s medical, dental, life insurance and accidental death & dismemberment insurance plans shall continue at the same level in effect on the date of termination at no out-of-pocket cost to the Participant, but in no event shall this coverage continue for less time than is provided by the Participant’s employment agreement (such coverage to cease if the Participant becomes eligible for comparable coverage at another employer); provided, that an amount equal to the total applicable COBRA premium (or such other amounts as may be required by law) for such coverage will be reported as taxable income to the Participant during the period in which the Company provides the Participant with medical and dental coverage;

(b)

at the end of this extended coverage period, the Participant shall then be eligible for continuation of his or her medical and dental benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) for 18 months; and

(c)

executive level outplacement services with a leading national outplacement firm, at no cost to the Participant, with such outplacement services to be provided for a period of up to twelve (12) months following the date of the Participant’s Qualifying Termination.

Alternatively, if the Participant meets the eligibility criteria of the CBS Retiree Medical Plan as of the date of his or her Qualifying Termination, the Participant shall be vested in the right to elect to participate in the CBS Retiree Medical Plan under the terms of such plan in effect on the date of the Participant’s Qualifying Termination, in lieu of the medical coverage described in clauses (a) and (b) above. To the extent the coverage under the CBS Retiree Medical Plan for which the Participant is eligible would require payment of a premium (i.e., coverage is not fully subsidized by CBS), premiums for the first two (2) or three (3) years (as specified on Exhibit A) of such retiree medical coverage shall be paid by CBS, and an amount equal to the amount of such subsidized premium will be reported as taxable income to the Participant to the extent required by law.

To the extent any of the continued benefits under Section 6(a) or (b) may not be provided pursuant to the specified plan, such benefits shall be provided pursuant to an existing supplemental arrangement or a supplementary arrangement established for purposes of satisfying the obligations under this Section 6 of the Plan.

Section 7. Equity Vesting. In the event of a Qualifying Termination of a Participant during the Term or otherwise in connection with a CBS-Viacom Transaction prior to the Effective Date, all equity-based compensation granted to the Participant prior to his or her Qualifying Termination, whether in the form of stock options, restricted share units or otherwise, under any equity-based compensation plan of the Company, including, without limitation, the CBS Corporation 2009 Long-Term Incentive Plan, as amended, to the extent not yet vested, shall vest on the Release Effective Date (as defined in Section 11 herein), and, to the extent that vesting is based on a level of performance, shall vest assuming that the target level of performance has been met, and each stock option shall continue to be exercisable in accordance with its terms for the greater of (i) three (3) years following the date of the Participant’s Qualifying Termination or (ii) the period provided for in the award agreement evidencing the grant, provided that in no event shall any stock option remain exercisable beyond its original expiration date.

Section 8. No Mitigation or Offset. Participants shall not be required to mitigate the amount of any payment provided for in the Plan by seeking other employment or otherwise, nor shall the amount of any payment provided under the Plan be reduced by any compensation earned by a Participant as a result of employment by another employer or self-employment.

Section 9. Treatment of Restrictive Covenants. In the event of a Qualifying Termination of a Participant during the Term or otherwise in connection with a CBS-Viacom Transaction prior to the Effective Date, the Company shall waive any non-competition covenant contained in the Participant’s employment agreement or other applicable severance arrangement. In addition, the Company shall waive any right to rely on any applicable provisions in any Participant employment agreement solely to the extent that such provisions would otherwise preclude a Participant from receiving the benefits provided in this Plan, including, without limitation, any integration clause or similar provision. Notwithstanding the foregoing, Participants shall be bound by any non-solicitation, non-disparagement, confidentiality or non-disclosure, cooperation with litigation and other restrictive covenants as set forth in his or her employment agreement and the CBS Business Conduct Statement in effect at the time of the CBS-Viacom Transaction.

Section 10. Integration with Other Arrangements.

(a)

The benefits provided under the Plan shall replace any severance benefits that the Participant is entitled to receive under his or her employment agreement or any other CBS severance arrangement (“Existing Severance Protection”), unless the Participant’s Existing Severance Protection is more valuable in the aggregate than the severance benefits provided hereunder, in which case the Participant will receive benefits under his or her Existing Severance Protection in lieu of the benefits hereunder; provided, that in all cases the provisions of Sections 8 and 9 of the Plan shall be applicable. The Participant’s right to any accrued compensation and benefits (e.g., vested benefits payable under the CBS retirement plans) will remain intact and the Participant’s participation in the Plan will have no adverse impact on the Participant’s receipt of any accrued compensation and benefits.

(b)

The Plan is intended to enhance severance protections for Participants in connection with a CBS-Viacom Transaction, and is not intended to provide supplemental severance benefits generally applicable in any Qualifying Termination scenario unrelated to a CBS-Viacom Transaction. Each of CBS and the Participant agrees that the terms of the Plan shall serve as an amendment to the Participant’s employment agreement or other severance arrangement to the limited extent necessary to give effect to and implement to carry into effect the full intention and purposes of the Plan.

Section 11. Release. A Participant’s entitlement to each of the payments and benefits under this Plan is conditioned on the execution (and non-revocation, if applicable) of a general release and discharge of the Company from any claims or actions by the Participant in substantially the form attached to the Participant’s employment agreement or attached hereto as Exhibit B, as applicable (the “Release”). The date on which the Release becomes effective and irrevocable is referred to herein as the “Release Effective Date.” If a Participant fails to execute and deliver the Release within sixty (60) days of the Participant’s Qualifying Termination, or if the Participant thereafter effectively revokes the Release, (i) the Company shall be under no obligation to make any further payments or to provide any further benefits to the Participant under the Plan, and (ii) any payments and benefits previously provided to the Participant pursuant to the Plan shall not have been earned, and the Participant shall promptly repay to the Company any payments made and the Company’s direct cost for any benefits provided to the Participant pursuant to the Plan.

Section 12. Successors; Binding Agreement. CBS will require any successor in a CBS-Viacom Transaction to expressly assume and to agree to perform the obligations under the Plan in the same manner and to the same extent that CBS would be required to perform such obligations if no such succession had taken place; provided, however, that no such assumption shall relieve CBS of its obligations hereunder. The Plan shall be binding upon and inure to the benefit of each Participant and CBS and any successor in a CBS-Viacom Transaction, whether by means of merger, consolidation or otherwise, including, without limitation, by operation of law. The Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributes, devisees and legatees. If a Participant should die while any amount would still be payable to (or any equity-based compensation award could still be exercised by) such Participant hereunder if he or she had continued to live, all such amounts and equity-based compensation shall be paid to, and such awards may be exercised by, such Participant’s devisee, legatee or other designee or, if there is no such designee, to or by such Participant’s estate, in accordance with the terms of the Plan.

Section 13. Section 280G.

(a)

If a Participant is party to an employment agreement which includes provisions which address the potential application of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), such provision shall remain in effect and applicable to the Participant with respect to any severance payments and benefits payable under this Plan or otherwise.

(b)

(i) In the event that the payments and benefits provided for in this Plan or other payments and benefits payable or provided to the Participant (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this Section 13, would be subject to the excise tax imposed by Section 4999 of the Code, then the Participant’s payments and benefits under the Plan or other payments or benefits (the “280G Amounts”) will be either (x) delivered in full or (y) delivered as to such lesser extent that would result in no portion of the 280G Amounts being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by the Participant on an after-tax basis of the greatest amount of 280G Amounts, notwithstanding that all or some portion of the 280G Amounts may be taxable under Section 4999 of the Code.

(ii) In the event that a reduction of 280G Amounts is made in accordance with this Section 13(b), the reduction will occur, with respect to the 280G Amounts considered parachute payments within the meaning of Section 280G of the Code, in the following order:

(A)	reduction of the accelerated vesting of any stock options for which the exercise price exceeds the then current fair market value;

(B)

reduction of cash payments in reverse chronological order (i.e., the cash payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash payment to be reduced);

(C)

cancellation of equity awards other than those described in clause (A) above that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G, in the reverse order of date of grant of the awards (i.e., the most recently granted equity awards will be cancelled first);

(D)

reduction of the accelerated vesting of equity awards other than those described in clause (A) above in the reverse order of date of grant of the awards (i.e., the vesting of the most recently granted equity awards will be cancelled first); and

(E)

reduction of employee benefits in reverse chronological order (i.e., the benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first benefit to be reduced).

In no event will the Participant have any discretion with respect to the ordering of payment reductions.

(iii) Unless the Participant and CBS otherwise agree in writing, any determination required under this Section 13(b) will be made in writing by a nationally recognized accounting or valuation firm (the “Firm”) selected by CBS, whose determination will be conclusive and binding upon the Participant and CBS for all purposes. For purposes of making the calculations required by this Section 13(b), the Firm may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. CBS and the Participant will furnish to the Firm such information and documents as the Firm may reasonably request in order to make a determination under this Section 13(b). CBS will bear all costs for payment of the Firm’s services in connection with any calculations contemplated by this Section 13(b).

Section 14. WARN. Benefits under this Plan are not intended to duplicate any other severance pay, pay continuation or advance notice obligations that the Company may have under any other plans, programs, policies, agreements or employment contracts, or under applicable federal, state or local law, including without limitation, under the Worker Adjustment and Retraining Notification Act and similar state or local law (collectively, “WARN”). If any other such obligations exist, the employee’s separation benefits under this Plan will be reduced accordingly or, alternatively, benefits previously provided under this Plan will be treated as having been paid to satisfy such other benefit obligations. If payments already paid under this Plan result in a duplication of any such benefits, then an appropriate amount of any benefits paid under this Plan shall be returned to the Company. When applying this provision to WARN obligations or other advance notice obligations, benefits under this Plan will be reduced only to the extent that (i) the Company provides payment in lieu of satisfying the applicable WARN notice obligation, and/or (ii) to the extent permitted by law, the Company provides, or is obligated to provide, payments or damages as a result of its failure to provide advance notice. In all cases, the Plan Administrator (as identified in Section 16 below) will determine how to apply this provision in order to prevent duplication while complying with applicable law, in its discretion, and may override other provisions of this Plan in doing so.

Section 15. Notice. For the purpose of the Plan, notices and all other communications provided for in the Plan shall be in writing and shall be deemed to have been duly given, in the case of the Company, when delivered or sent to CBS Corporation, 51 W. 52nd Street, New York, NY 10019, Attn: Chief Legal Officer, or, in the case of a Participant, when delivered to the Participant or sent to the Participant at the address of the Participant in the records of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt by the other party.

Section 16. Administration. The initial plan year for purposes of ERISA (“Plan Year”) shall be the period beginning on the Effective Date and ending on the last day of CBS’s fiscal year in which the Effective Date occurs, and thereafter the Plan Year shall be CBS’s fiscal year. To the extent required by ERISA, the “named fiduciary” of the Plan for purposes of ERISA is the Company. The Company shall have the authority to appoint and remove other fiduciaries, and to exercise general supervisory authority over them.

The CBS Retirement Committee shall be the Plan Administrator, and the Plan Administrator shall manage the operation and administration of the Plan and shall have the responsibility for filing, distributing or otherwise publishing such returns, reports and notices as are required by ERISA, if any. The Plan Administrator may delegate responsibilities for the operation and administration of the Plan to one or more officers or employees of the Company. Except for any determinations or interpretations relating to “Term”, “Cause”, “resignation for Good Reason” and “Qualifying Termination,” the Plan Administrator shall have authority to construe and interpret the provisions of the Plan, to determine an individual’s entitlement to benefits under the Plan, to investigate and make factual determinations necessary or advisable to administer or implement the Plan, and to adopt such rules and procedures as the Plan Administrator shall reasonably deem necessary or advisable for the administration or implementation of the Plan, subject only to the de novo review of a court with proper jurisdiction. The Plan shall be unfunded. Benefits payable under the Plan shall be paid from the general assets of the Company. The Company shall have no obligation to establish any fund or to set aside any assets to provide benefits under the Plan.

Section 17. Claims Procedure. A claim must be promptly filed in writing by a Participant or his authorized representative (hereinafter called the “claimant”) with the Plan Administrator. If a claim is denied in whole or in part, the Plan Administrator shall send a written notice of the denial to the claimant within 30 days of receipt of the claim, unless special circumstances require an extension of time for processing. Such extension shall not exceed an additional 30 days, and notice thereof must be given within the first 30-day period. The notice of denial shall indicate the reasons for the denial, including reference to the provisions of the Plan on which the denial is based, shall describe any additional information or material needed and the reasons why such additional information or material is necessary, and shall explain the claim review procedure. A claimant whose claim is denied in whole or in part (or whose initial claim is not ruled upon within the foregoing limitations of time) may file, in writing and within thirty days of the receipt of the notice of denial, with the Company’s Compensation Committee (the “Committee”), a request for review of the initial decision. The claimant may review pertinent documents and may submit in writing additional comments or material. A review decision shall be made by the Compensation Committee within 30 days of receipt of a timely request for review, unless there are special circumstances that require an extension of time for processing. If the extension is required, notice thereof shall be given within the first 30-day period and the review decision shall be made within 45 days after receipt of the request for review. The review decision shall be in writing and shall include specific references to the provisions of the Plan on which the decision is based. The Committee’s determination can only be appealed to a civil court, which shall review the Committee’s determination on a de novo basis.

Section 18. Miscellaneous. Nothing in the Plan shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of any Participant’s employment with the Company. Headings of sections (other than definitions) are included solely for convenience or reference and shall not govern or control the meaning of the text of the Plan. The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision of the Plan, which shall remain in full force and effect. All amounts paid under the Plan shall be subject to all applicable federal, state and local wage withholding. The Committee reserves the right to amend, modify or terminate the Plan, in whole or in part, at any time following the date on which it was approved and adopted; provided, however, that the Plan may not be amended, modified or terminated at any time or in any way without the written consent of a Participant, if such amendment, modification or termination would adversely affect the rights of the Participant under the Plan. Except as preempted by federal law, the Plan shall be governed by the laws of New York, without giving effect to the conflicts of law provisions thereof.

Section 19. Section 409A.

(a)

The compensation and benefits under the Plan are intended to comply with or be exempt from the requirements of Section 409A of the Code and the regulations promulgated and other official guidance issued thereunder (“Section 409A”), and the Plan will be interpreted in a manner consistent with that intent. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under the Plan are exempt from or comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of non-compliance with Section 409A. References to “termination of employment,” Qualifying Termination, resignation for Good Reason and similar terms used in the Plan mean, to the extent necessary to comply with or qualify for an exemption from Section 409A, the date that a Participant first incurs a “separation from service” within the meaning of Section 409A.

(b)	With respect to the amounts payable under Section 5:

(i)

The amount a Participant is entitled to receive pursuant to Section 5(a) will be paid in its entirety no later than the fifteenth day of the third month following the end of the fiscal year in which the Participant’s Qualifying Termination occurs; and

(ii)

The amounts a Participant is entitled to receive pursuant to Section 5(b) will be paid as follows: (A) to the extent that the Participant had a pre-existing legally binding right to any salary continuation benefit under his or her employment agreement or other severance arrangement, the base salary component of the Section 5(b) payment will be made at the same time and in the same form as provided in the Participant’s employment agreement or other severance arrangement; (B) any portion of the base salary component of the Section 5(b) payment which exceeds the portion described in clause (A) above, if any, will be paid in cash in a lump sum within sixty (60) days following the Qualifying Termination; (C) to the extent that the Participant had a pre-existing legally binding right to any bonus continuation benefit under his or her employment agreement or other severance arrangement, the STIP bonus component of the Section 5(b) payment will be made at the same time and in the same form as provided in the Participant’s employment agreement or other severance arrangement; and (D) any portion of the STIP bonus component of the Section 5(b) payment which exceeds the portion described in clause (C) above, if any, will be paid no later than the fifteenth day of the third month following the end of the fiscal year in which the Participant’s Qualifying Termination occurs.

(c)

If any equity-based compensation to be accelerated under Section 7 is deemed to be “deferred compensation” within the meaning of Section 409A, such equity-based compensation awards shall vest, but settlement of such awards shall occur, to the extent necessary to comply with the requirements of Section 409A, on such dates as the awards would have vested and been settled in accordance terms of such awards had the Participant remained employed with the Company.

(d)

Notwithstanding anything in the Plan to the contrary, if at the time of a Participant’s separation from service with the Company, the Participant is a “specified employee” for purposes of Section 409A, and a payment under the Plan as a result of such separation from service is required to be delayed by six months pursuant to Section 409A, then the Company will make such payment on the first day of the seventh month following the Participant’s separation from service with the Company, and the amount of such payment will equal the sum of the payments that would otherwise have been paid to the Participant during the six-month period immediately following the Participant’s separation from service had the payment commenced as of such date. Each payment under the Plan shall be designated as a “separate payment” for purposes of Section 409A. To the extent that any payment under the Plan would be considered an impermissible acceleration of payment that would result in a violation of Section 409A, the Company shall delay making such payment until the earliest date on which such payment may be made without violating Section 409A.

CBS Corporation Senior Executive Retention Plan

EXHIBIT A

ELIGIBLE PARTICIPANTS

Participants	Benefit Level

A-1

CBS Corporation Senior Executive Retention Plan

EXHIBIT B

FORM OF RELEASE

[Insert name and home address

except for executives whose agreements may become public,

in which case you should use their office address]

This General Release of all Claims (this “Release”) is entered into by [insert executive’s name] (the    “Executive”) and the Company (as such term is defined in the CBS Corporation Senior Executive Retention Plan (the “Plan”) to which this Exhibit B is affixed), effective as of _________________.

In consideration of the promises set forth in the letter agreement between the Executive and CBS Corporation, dated [insert date], and the terms of the Plan (together, the “Agreement”), the Executive and the Company agree as follows:

1.

Return of Property. All Company files, access keys and codes, desk keys, ID badges, computers, records, manuals, electronic devices, computer programs, papers, electronically stored information or documents, telephones and credit cards, and any other property of the Company in the Executive’s possession must be returned no later than the date of the Executive’s termination from the Company.

2.	General Release and Waiver of Claims.

(a)

Release. In consideration of the payments and benefits provided to the Executive under the Agreement and after consultation with counsel, the Executive and each of the Executive’s respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, the “Releasors”) hereby irrevocably and unconditionally release and forever discharge the Company, its subsidiaries and affiliates and each of their respective officers, employees, directors, shareholders and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company, CBS (as defined in the Agreement) or any subsidiaries or affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof and relates to the Participant’s employment with the Company; provided, however, that the Executive does not release, discharge or waive any rights to (i) payments and benefits provided under the Agreement that are contingent upon the execution by the Executive of this Release or otherwise expressly survive termination thereof and (ii) any indemnification rights the Executive may have in accordance with the Company’s governance instruments or under any director and officer liability insurance maintained by the Company with respect to liabilities arising as a result of the Executive’s service as an officer and employee of the Company.

(b)

Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under the Agreement, the Releasors hereby unconditionally release and forever discharge the Releasees from any and all Claims that the Releasors may have as of the date the Executive signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990 (“OWBPA”), and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with [his] [her] termination to consult with an attorney of [his] [her] choice prior to signing this Release and to have such attorney explain to the Executive the terms of this Release, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than 21 days to consider the terms of this Release and to consult with an attorney of [his] [her] choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Release; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that [he] [she] has seven (7) days following the date on which [he] [she] signs this Release within which to revoke the release contained in this paragraph 2(b) by providing the Company a written notice of [his] [her] revocation of the release and waiver contained in this paragraph [2(b)]; provided, however, that if the Executive exercises [his] [her] right to revoke the release contained in this paragraph [2(b)], the Executive shall not be entitled to any amounts paid to [him] [her] under the provisions of the Agreement and the Company may reclaim any such amounts paid to [him] [her] and may terminate any benefits and payments that are subsequently due under the Agreement, except as prohibited by the ADEA and OWBPA.

(c)

No Assignment. The Executive represents and warrants that [he] [she] has not assigned any of the Claims being released under this Release. The Company may assign this Release, in whole or in part, to any affiliated company or subsidiary of, or any successor in interest to, the Company.

3.

Proceedings. The Executive has not filed, and agrees not to initiate or cause to be initiated on [his] [her] behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court other body relating to [his] [her] employment or the termination of [his] [her] employment, other than with respect to the obligations of the Company to the Executive under the Agreement (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. Notwithstanding the foregoing, the prohibitions in this paragraph 3 shall not apply to the Executive’s right to file a charge with the Equal Employment Opportunity Commission (“EEOC”) or similar local or state agency, or participate in an investigation conducted by such agency. The Executive waives any right [he][she] may have to benefit in any manner from any relief (whether monetary or otherwise) (i) arising out of any Proceeding and/or (ii) in connection with any claim pursued by any administrative agency, including but not limited to the EEOC, on the Executive’s behalf and, in the event the Executive is awarded money, compensation or benefits, the Executive shall immediately remit such award to the Company.

4.

Remedies. In the event the Executive initiates or voluntarily participates in any Proceeding in violation of this Release, or if [he] [she] fails to abide by any of the terms of this Release or [his] [her] post-termination obligations contained in the Agreement, the Company may, in addition to any other remedies it may have, reclaim any amounts paid to [him] [her] under the termination provisions of the Agreement and terminate any benefits or payments that are subsequently due under the Agreement, except as prohibited by the ADEA and OWBPA, without waiving the release granted herein. The Executive acknowledges and agrees that the remedy at law available to the Company for breach of any of [his] [her] post-termination obligations under the Agreement or [his] [her] obligations under paragraphs 2 and 3 herein would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity or as may otherwise be set forth in the Agreement, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Executive from breaching [his] [her] post-termination obligations under the Agreement or [his] [her] obligations under paragraphs 2 and 3 herein. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

The Executive understands that by executing this Release [he] [she] shall be limiting the availability of certain remedies that [he] [she] may have against the Company and limiting [his] [her] ability to pursue certain claims against the Company.

5.

Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, shall be inoperative.

6.	Nonadmission. Nothing contained in this Release shall be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.

GOVERNING LAW AND FORUM. The Executive acknowledges that this Release has been executed, in whole or in part, in New York. Accordingly, the Executive agrees that this Release and all matters or issues arising out of the Executive’s employment with the Company shall be governed by the laws of the State of New York applicable to contracts entered into and performed entirely therein. Any action to enforce this Release shall be brought solely in the state or federal courts located in the City of New York, Borough of Manhattan.

8.

Notices. Notices under this Release must be given in writing, by personal delivery, regular mail or receipted email, at the parties respective addresses shown in the Agreement (or any other address designated in writing by either party), with a copy, in the case of the Company, to the attention of CBS Corporation’s Chief Legal Officer. Any notice given by regular mail shall be deemed to have been given three (3) days following such mailing.

THE EXECUTIVE ACKNOWLEDGES THAT [HE] [SHE] HAS READ THIS RELEASE AND THAT [HE] [SHE] FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT [HE] [SHE] HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF [HIS] [HER] OWN FREE WILL.

[signature page to follow]

IN WITNESS WHEREOF, the parties have executed this Release as of the date first set forth above.

CBS CORPORATION

By:

[Insert name of Company representative]
[Insert title of Company representative]

THE EXECUTIVE

[Insert name of Executive]

Dated:

51 West 52nd Street

New York, NY 10019

as of [DATE]

[NAME]

c/o CBS Corporation

51 W. 52nd Street

New York, NY 10019

Re: CBS Corporation Senior Executive Retention Plan

Dear [NAME]:

CBS Corporation (the “Company”) has adopted the CBS Corporation Senior Executive Retention Plan (the “Plan”) to provide additional benefits to a select group of executives in the event that their employment is terminated under certain circumstances in connection with the consummation of a merger or other combination of the Company and Viacom Inc. (a “CBS-Viacom Transaction”). You have been designated as a participant in the Plan, a copy of which is attached hereto.

The Plan will take effect upon the execution by the Company of a definitive agreement relating to a CBS-Viacom Transaction (the “Effective Date”) and shall continue in effect until the second anniversary of the consummation of the CBS-Viacom Transaction (the “Term”); provided, that the Term will earlier expire on the date the definitive agreement is terminated or the Company publicly states that the CBS-Viacom Transaction is abandoned.

If your employment with the Company ceases due to your Qualifying Termination (as defined in the Plan) during the Term or otherwise in connection with a CBS-Viacom Transaction prior to the Effective Date, then upon your execution of a release and such release becoming irrevocable, you will be entitled to benefits as set forth in the Plan, including:

◾

A target bonus for the year of your Qualifying Termination, prorated to reflect the period beginning with the first day of the fiscal year in which the Qualifying Termination occurs through the date of termination;

◾

An amount equal to three (3) times the sum of (a) your annual base salary and (b) the higher of (i) your annual target bonus in effect at the time of your Qualifying Termination or (ii) the average of the actual bonuses paid to you for the three fiscal years ending prior to the fiscal year in which the Qualifying Termination occurs;

◾

For a three (3) year period beginning on the date of your Qualifying Termination, your coverage and participation under the Company’s medical, dental, life insurance and accidental death and dismemberment plans shall continue at no out-of-pocket cost to you (after which time you shall be eligible or continuation of medical and dental benefits under COBRA for 18 months);

[NAME]

as of [DATE]

◾	Executive level outplacement assistance for 12 months following your Qualifying Termination, at no cost to you;

◾

All unvested stock options and RSUs outstanding on your Qualifying Termination date will fully vest as of such date. Vested options will remain outstanding for three (3) years following your Qualifying Termination, or through the original expiration date of the options, if earlier; and

◾	The Company will waive any non-competition covenant and mitigation provision in your employment agreement, effective as of your termination date.

Your right to any accrued compensation and benefits (including, for example, any benefits payable under the Company’s retirement plans) is not affected by your participation in the Plan.

For the avoidance of doubt, (i) the benefits described above are intended to replace any existing severance benefits to which you may already be entitled, if more favorable, and should not be considered duplicative of any such existing severance benefits; and (ii) if you are party to an employment agreement with the Company or other severance arrangement, then except to the limited extent necessary to implement the terms of the Plan, all other terms and conditions of your employment agreement shall remain in full force and effect. If you are party to an employment agreement with the Company, once both parties have signed below, this letter and the terms of the Plan will together amend your employment agreement on the Effective Date as specified in the Plan document.

This letter is intended to be a brief summary of some of the terms of the Plan, and in the event of any conflict, the language of the Plan shall govern.

Please do not hesitate to contact me if you have any questions regarding the enclosed.

Very truly yours,

CBS CORPORATION

By:
[NAME]
[TITLE]

Accepted and Agreed:

By:

[NAME] (“Executive”)

Date:

Enclosure